Exhibit 99.1

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEES

CAPITAL SENIOR LIVING CORPORATION

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Capital Senior Living Corporation

September 10, 2021

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks and other nominees in connection with the rights offering (the “Rights Offering”) by Capital Senior Living Corporation, a Delaware corporation (the “Company”), of shares of its common stock, par value $0.01 per share (“Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all stockholders of record as of 5:00 p.m., New York City time, on September 10, 2021 (the “Record Date”). The Rights are described in the Company’s Base Prospectus, dated May 6, 2020 (the “Base Prospectus”), and the Prospectus Supplement, dated September 10, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In the rights offering, the Company is offering up to an aggregate of 2,190,599 shares of its Common Stock as described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on September 10, 2021 and ends at 5:00 p.m., New York City Time, on October 18, 2021, unless extended by the Company, including to provide additional time for the Company’s stockholders to approve an amendment to the Company’s amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock from 4,333,334 shares to 15,000,000 shares (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each stockholder of record is entitled to one Right for each share of Common Stock owned by such stockholder on the Record Date, evidenced by non-transferable rights certificates (the “Rights Certificates”) registered in the Recordholder’s name or the name of its nominee. Each Right allows the holder thereof to subscribe (the “Basic Subscription Privilege”) at the cash price of $32.00 per share (the “Subscription Price”) for one share of Common Stock.

Rights may only be exercised for whole numbers of shares of Common Stock; no fractional Rights or cash in lieu thereof will be issued or paid. Instead, fractional Rights (if any) will be rounded up to the nearest whole number.

In addition, Rights holders that fully exercise their Basic Subscription Privilege will also be eligible to subscribe (the “Oversubscription Privilege”), at the same cash price of $32.00 per share, for up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other Rights holders under their Basic Subscription Privilege. If an insufficient number of shares is available to fully satisfy the Oversubscription Privilege requests, the available shares will be sold pro rata among Rights holders who exercised their Oversubscription Privilege based on the relative number of shares each Rights holder subscribed for under the Basic Subscription Privilege.

The Company may cancel or terminate the Rights Offering at any time on or before the expiration of the Rights Offering for any reason, subject to the terms of the Investment Agreement (as defined and described in the Prospectus Supplement). The Company also reserves the right to amend the terms of the Rights Offering.

The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, are expected to be listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “CSU.” The Company does not intend to list the Rights on the NYSE or any other national securities exchange. The absence of a trading market or liquidity for the Rights may adversely affect their value.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, custodian bank or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Oversubscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees, taxes and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company, the Subscription Agent or the Information Agent.

Enclosed are copies of the Base Prospectus and Prospectus Supplement.

If you desire to exercise Rights, your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. All payments of the Subscription Price must be made in United States dollars for the full number of shares of Common Stock you are subscribing for by wire transfer of immediately available funds or personal check or bank draft drawn upon a United States bank or branch located in the United States payable to Computershare Trust Company, N.A., as Subscription Agent for Capital Senior Living Corporation. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the rights held in your name on behalf of yourself or other beneficial owners. A Rights holder may revoke the exercise of its Rights, provided such revocation notice is received on or before the Expiration Date, as described in the Prospectus. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from Georgeson LLC, the Information Agent. The Information Agent’s toll free telephone number is (866) 216-0462.

Very truly yours,

CAPITAL SENIOR LIVING CORPORATION

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CAPITAL SENIOR LIVING CORPORATION, THE SUBSCRIPTION AGENT, INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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